Exhibit 99
Woodward Governor Company
Additional Exhibit - Description of
Annual Report Graphs


Below is a description of the graphs appearing under "Financial Highlights on page 1 of our 1999 Annual Report.

NET BILLINGS:
    This bar graph shows consolidated net billings for products and services in millions of dollars for the fiscal years ended 1995 through 1999. Consolidated plot points are $380, $417, $442, $490, and $597 with the first plot point for 1995.

NET EARNINGS:
    The bar graph for consolidated net earnings is in millions of dollars for fiscal years 1995 through 1999.
    The plot points beginning with 1995 are $12, $22, $18, $22, and $31. A second plot point reflecting earnings before equity in loss of an unconsolidated affiliate, beginning in 1997 is $24 in 1997, $25 in 1998, and $32 in 1999.

NET EARNINGS AND CASH DIVIDENDS PER SHARE:
    The bar graph for consolidated net earnings and cash dividends per diluted share is for fiscal years ended
    1995 through 1999. Beginning with 1995, plot points for net earnings per diluted share are $1.03, $1.92
    $1.57, $1.90, and $2.73. Plot points for cash dividends per diluted share, beginning with 1995, are $.93 for all years.